EXHIBIT 11

United Bancshares, Inc. and Subsidiaries

Computation of Earnings Per Share

Three months ended

March 31,

2002

2001

EARNINGS PER SHARE - BASIC

EARNINGS:

Net Income

$

4,357

$

387

AVERAGE SHARES OUTSTANDING:

Weighted average common shares outstanding

3,593,564

2,719,135

Before change in accounting principle

$

0.15

$

0.14

Change in accounting principle

$

1.06

$

0

--------------

-------------

After change in accounting principle

$

1.21

$

0.14

EARNINGS PER SHARE - DILUTED

EARNINGS:

Net Income

$

4,357

$

387

AVERAGE SHARES OUTSTANDING:

Weighted average common shares outstanding

3,593,564

2,719,135

Net effect of the assumed exercise of stock options

33,955

35,151

--------------

-------------

Total

3,627,519

2,754,286

Before change in accounting principle

$

0.15

$

0.14

Change in accounting principle

$

1.05

$

0

--------------

-------------

After change in accounting principle

$

1.20

$

0.14

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